EXHIBIT 99.1
MONARCH COMMUNITY BANCORP, INC.
ANNOUNCES THIRD QUARTER EARNINGS
COLDWATER, MICHIGAN, October 18, 2007 — Monarch Community Bancorp, Inc. (Nasdaq Capital Market: MCBF), the parent company of Monarch Community Bank (“Bank”), today announced earnings for the nine months ended September 30, 2007 of $1.4 million compared to $978,000 for the same period in 2006 (an increase of 46%). Earnings per share for the nine months ended September 30, 2007 were $0.59 compared to $0.39 for the same period in 2006 (an increase of 51%).
Net income for the three months ended September 30, 2007 increased to $471,000 compared to $332,000 for the same period a year ago (an increase of 42%). Earnings per share for the three months ended September 30, 2007 were $.19 compared to $.14 for the same period in 2006 (an increase of 36%).
Net interest income before any provision for loan losses decreased $87,000, or 4.0%, for the three months ended September 30, 2007 compared to the same period in 2006 as a result of the Bank’s cost of funds increasing more than its yields on earning assets. The Bank’s net interest margin decreased to 3.26% for the three months ended September 30, 2007 from 3.38% for the same period in 2006. The Bank continues to be challenged in its efforts to increase lower costing core deposits and management continues to put its efforts towards meeting this challenge.
Net interest income after the provision for loan losses decreased $306,000, or 14.2%, for the three months ended September 30, 2007 compared to the same period in 2006. For the three months ended September 30, 2007, the Bank recorded a provision for loan losses of $219,000 where no provision was recorded in 2006. The provision was recorded primarily as a result of an increase in loss allowances of $187,000 for foreclosed properties and $536,000 in net charge-offs for the three months ended September 30, 2007. Net charge-offs for the three months ended September 30, 2006 were $6,000. During the quarter ended September 30, 2007, the Bank sold loans totaling $1.5 million at a loss of $283,000. These were loans that were on the Bank’s Watch List, considered impaired and for which specific loan loss allowances of $453,000 had previously been established.
Non-interest income increased $243,000, or 32.7%, for the three months ended September 30, 2007 compared to the same period in 2006 as a result a $73,000 increase in fees and service charges (from $580,000 to $653,000), an $80,000 increase in gain on the sale of loans (from $59,000 to $139,000) and a net gain on the sale of fixed assets of $71,000. During the quarter ended September 30, 2007, the Bank closed and disposed of a branch office that was considered underperforming and redundant given the other Bank offices in the area.
The increase in fees and service charges was a result of an $85,000 increase in NSF fee income, an increase of $11,000 in loan brokerage fees, and an $8,500 increase in ATM/Debit Card income which offset a $19,000 decrease in other loan related fees and an $8,900 decrease in deposit account service charges.

Noninterest expense decreased $226,000, or 9.2%, for the three months ended September 30, 2007. Salaries and employee benefits expense decreased $187,000 (from $1.3 million to $1.0 million), a continued result of staff reductions and benefit modifications accomplished during the fourth quarter of 2006. Repossessed property expense decreased $51,000 (from $83,000 to $32,000) due to more effective management of the foreclosed property held by the Bank, as well as a decrease in the number of properties held by the Bank during the three months ended September 30, 2007 compared to the same period in 2006. Other general and administrative expenses decreased $53,000 primarily due to a decrease in marketing and advertising expenses. Professional service expense increased $90,000 due mainly to the Company’s efforts to go private which was rejected by shareholders at the October 9, 2007 Special Meeting.
At September 30, 2007, the Company’s total assets were $285.7 million, compared to $290.0 million at December 31, 2006, a decrease of 1.5%. The asset decrease was attributable to a $1.3 million decrease in the loan portfolio, a $1.1 million decrease in securities available for sale and a $937,000 decrease in loans held for sale. These decreases were offset by an increase in foreclosed assets of $790,000. The decrease in the loan portfolio was expected as the Bank focused more of its mortgage origination efforts on loans to be sold in the secondary market and brokering of loans to third parties. Total deposits decreased $11.1 million, or 5.8%, to $181.4 million at September 30, 2007 from $192.6 million at December 31, 2006. This resulted from a decrease of $12.6 million in brokered CDs and a $2.7 million decrease in savings accounts being offset by growth in checking accounts of $1.7 million and growth in money market accounts of $4.4 million. Borrowing from the Federal Home loan bank increased $6 million to $60.5 million at September 30, 2007 from $54.5 million at December 31, 2006. Borrowings and brokered CDs remain an important source of funding for the Bank.
Monarch Community Bank is headquartered in Coldwater, Michigan and operates five full service retail offices in Branch, Calhoun and Hillsdale counties, as well as a drive-thru only location in Branch County.
For additional information, visit Monarch Community Bancorp’s website at www.monarchcb.com.
Contact:
Donald L. Denney, CEO
(517) 278-4567 ext 278
or
William C. Kurtz, CFO
(517) 278-4567 ext 260

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